UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2005

THE VERMONT TEDDY BEAR CO., INC.

(Exact name of registrant as specified in its chapter)

New York	1-12580	03-0291679
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6655 Shelburne Road, P.O. Box 965, Shelburne, Vermont 05482
(Address of principal executive offices)		(zip code)

(802) 985-3001
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry Into a Material Definitive Agreement.

On May 16, 2005, The Vermont Teddy Bear Co., Inc. a New York corporation (the "Company") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Hibernation Holding Company, Inc., a Delaware corporation, and Hibernation Company, Inc., a Delaware corporation and wholly-owned subsidiary of Hibernation Holding Company, Inc. ("Merger Subsidiary"). Pursuant to the Merger Agreement, Merger Subsidiary will merge (the "Merger) with and into the Company, with the separate corporate existence of Merger Subsidiary ceasing and the Company continuing as the surviving corporation and a wholly-owned subsidiary of Hibernation Holding Company, Inc. Except as provided below, at the effective time of the Merger (the "Effective Time"), each share of Company common stock and preferred stock issued and outstanding immediately prior to the Effective Time and not held by Hibernation Holding Company, Inc. will be converted into the right to receive $6.50 in cash per share of common stock (on an as-converted basis). Notwithstanding the foregoing, at the Effective Time certain security holders will exchange their existing Company stock and warrants for stock and warrants of Hibernation Holding Company, Inc.

The consummation of the Merger is subject to certain terms and conditions customary for transactions of this type, including stockholder approval and completion of committed debt and equity financing. Certain stockholders of the Company and members of the Company's management will, upon closing the transaction, exchange all or a portion of their existing equity in the Company for equity in the new parent corporation of the surviving corporation. The equity financing necessary for the transaction has been committed by an investor group led by The Mustang Group, LLC, a Boston based private equity firm, and subordinated debt financing has been committed by one of the investors in the group. The senior debt financing necessary for the transaction has been committed by Banknorth, NA. Two of the Company's directors hold limited partnership interests in FreshTracks Capital, L.P., one of the investors in the group. The parties currently anticipate consummating the transaction in the third calendar quarter of 2005.

Elisabeth B. Robert, the Company's President and Chief Executive Officer, will continue in her position following the Merger, as will the Company's executive officers, Irene Steiner, Vice President of Marketing and Catherine Camardo, Vice President of Operations. Ms. Robert will exchange some of her equity holdings in the Company for equity in the new parent corporation of the surviving corporation. The holder of the Company's Series A Preferred shares will exchange these shares for shares of Series A Preferred stock to be issued by the new parent corporation. In addition, stockholders holding approximately 16% of the Company's common stock (on an as-converted basis) will exchange their shares for equity in the new parent corporation. All other shares of the Company will be exchanged for cash payment at the merger price. Company stockholders, who collectively own approximately 57% of the outstanding shares of the Company's common stock, have agreed to vote their voting shares in favor of the Merger.

The information set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, the Stockholder Voting Agreement and Proxy, the Contribution Agreement, and the Certificate of Incorporation of Hibernation Holding Company, Inc., copies of which are annexed hereto as Exhibits 2.1 and 4.1-4.3, respectively, and are incorporated by reference.

On May 16, 2005, the Company issued a press release announcing the signing of the Merger Agreement. A copy of the press release is annexed hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

    Exhibits
    Agreement and Plan of Merger, dated as of May 16, 2005, among The Vermont Teddy Bear Co., Inc., Hibernation Holding Company, Inc., and Hibernation Company, Inc.
    Stockholder Voting Agreement and Proxy, dated as of May 16, 2005, by and between Hibernation Holding Company, Inc., Hibernation Company, Inc., and certain stockholders of The Vermont Teddy Bear Co., Inc., identified on the schedule thereto.
    Contribution Agreement, dated as of May 16, 2005, by and among Hibernation Holding Company, Inc. and certain stockholders of The Vermont Teddy Bear Co., Inc., identified on the schedule thereto.

4.3 Proposed Restated Certificate of Incorporation of Hibernation Holding Company, Inc.
    Press release dated May 16, 2005 issued by the Company.

THE VERMONT TEDDY BEAR CO., INC.

Date: May 17, 2005 /s/ Elisabeth B. Robert

Elisabeth B. Robert, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit

Number Description

2.1 Agreement and Plan of Merger, dated as of May 16, 2005, among The Vermont Teddy Bear Company, Inc., Hibernation Holding Company, Inc., and Hibernation Company, Inc.

4.1 Stockholder Voting Agreement and Proxy, dated as of May 11, 2005, by and between Hibernation Holding Company, Inc., Hibernation Company, Inc., and certain stockholders of The Vermont Teddy Bear Company, Inc., identified on the schedule thereto.

4.2 Contribution Agreement, dated as of May 16, 2005, by and among Hibernation Holding Company, Inc. and certain stockholders of The Vermont Teddy Bear Company, Inc., identified on the schedule thereto.

4.3 Certificate of Incorporation of Hibernation Holding Company, Inc., dated _______ ___, 2005.

99.1 Press release dated May 16, 2005 issued by the Company